Exhibit 99.1

Press Release
For Immediate Release

Overland Storage Reports Fiscal 2006 Second Quarter Results

Record Sales for REO; Cites Benefits of New Product Investments for Future Growth

SAN DIEGO – Jan. 26, 2006 – Overland Storage, Inc. (NasdaqNM: OVRL) today reported revenue and net losses for its fiscal 2006 second quarter and six-month period ended Dec. 31, 2005.

Revenue for the fiscal 2006 second quarter was $60.6 million compared with $62.5 million for the same period last year. The net loss for the fiscal 2006 second quarter was $2.9 million, or $0.21 per share, compared with net income of $2.6 million for the fiscal 2005 second quarter, $0.18 per diluted share. The non-GAAP net loss for the second quarter of fiscal 2006, excluding what is expected to be the final charge relating to the company’s outsourcing of manufacturing and the amortization of acquired technology resulting from the August 2005 acquisition of Zetta Systems, Inc., was $1.9 million, or $0.13 per share. Non-GAAP results are presented to provide a more complete view of the company’s financial results in light of the costs associated with outsourcing its manufacturing, the write-off of in-process research and development, and amortization of acquired technology resulting from the August 2005 acquisition of Zetta Systems, Inc. and the company’s plan to introduce and enhance sales growth of the products derived from the acquisition.  See “Non-GAAP Financial Measures” below.

For the six months ended Dec. 31, 2005, the company reported revenue of $119.1 million compared with $122.0 million last year. The net loss for the same period was $5.8 million, or $0.41 per share, compared with net income of $4.5 million, or $0.31 per diluted share, a year earlier. The non-GAAP net loss for the six-month period of fiscal 2006 was $3.6 million, or $0.25 per share.

The company noted that revenue for the fiscal 2006 second quarter included a better than expected performance from its largest OEM customer. As a consequence, total OEM sales, which are typically at lower gross margins compared to sales through the company’s branded channel, represented 56 percent of total revenue. This resulted in a dampening effect on the total non-GAAP gross margin of 23.9 percent, a slight improvement over the 23.4 percent margin of the fiscal 2006 first quarter. Operating expenses for the second quarter increased 26 percent over the prior year, primarily reflecting increased R&D spending for new products. Expenses were nearly level on a sequential basis compared to the first quarter of fiscal 2006.

“Overland’s REO product line continues to perform extremely well, firmly establishing the company as the leader in the mid-range for disk-based backup solutions. Year-over-year REO sales increased 54 percent and grew by 27 percent on a sequential quarter basis.  With our new OEM contract for REO software, the contribution from REO is expected to be even more significant. Our model anticipates that REO will reach nearly 18 percent of the company’s overall sales in fiscal 2008,” said Christopher Calisi, president and chief executive officer.

“Fiscal 2006 is a year of major investment by Overland in each of the three tiers of data storage where we offer products – an undertaking which, by year end, is expected to result in new products in each category. At the initiation of this major effort in April 2005, we established distinct milestones to monitor our progress. Since then, we have launched new products and landed two new OEM contracts, meeting our goals,” stated Calisi.

As a result of the two new OEM wins during the fiscal 2006 second quarter, the company significantly raised its guidance for fiscal 2007 and 2008 on Jan. 10, 2006.  The new tier one OEM win for Overland’s new tape automation platform currently under development requires the company to make additional specific R&D investments during the second half of fiscal 2006. Calisi indicated that the company is working with this new customer to determine continuing support requirements and the significant up-front investment in evaluation units that will be required prior to the shipment of products.

Forward Guidance

As noted above, the company’s financial performance in the second half of fiscal 2006 will be impacted by preparations to support the product introduction by the new OEM tape customer. It is currently estimated that incremental spending of approximately $1.5 million will be required during that period. Additionally, the shifting of engineering resources to this project away from the new ULTAMUS™ product has resulted in a reduction of projected ULTAMUS revenue and a reduction in expected gross profit contribution of approximately $3.5 million. The company expects its development and customer preparation phase to be substantially complete by the end of fiscal 2006 and projects that R&D spending will decline in early fiscal 2007. In light of these investments and changes in projections, the company anticipates that year-end cash balances will remain above $65 million.

As stated on Jan. 10, 2006, Overland expects fiscal 2007 revenue to be in the range of $280 to $285 million with non-GAAP earnings of $0.35 to $0.40 per diluted share.  Fiscal 2008 revenue is expected to be in the range of $320 to $330 million, with non-GAAP earnings of $0.75 to $0.85 per diluted share.

Non-GAAP Financial Measures

To supplement the Consolidated Statement of Operations presented in accordance with GAAP, the company has included a Non-GAAP Consolidated Statement of Operations that excludes charges and gains related to outsourcing all of the company’s manufacturing to Sanmina-SCI, a contract manufacturer, as well as non-cash amortization and other charges related to the August 2005 acquisition of Zetta Systems.

The company has completed the transition of all its manufacturing to Sanmina-SCI, which began in the second quarter of fiscal 2005. During fiscal year 2005, the company recorded pretax outsourcing transition charges as additions to cost of goods sold totaling $2.1 million. In the first quarter of fiscal 2006, the company recorded a pretax gain of $250,000 on the sale of certain manufacturing equipment to Sanmina-SCI, which was credited to cost of goods sold. In the second quarter of fiscal 2006, the company recorded a pretax charge of $617,000 related to facilities that became excess as a consequence of the outsourcing. Because these are one-time charges and credits that will not be repeated in subsequent fiscal years, the company believes the non-GAAP results provide useful information to investors concerning the company’s operating results, and facilitate a more meaningful comparison to historical financial results, which did not include such charges.

The acquisition of Zetta Systems resulted in an immediate one-time charge of $1.1 million related to acquired in-process R&D. Additionally, the company recorded a $12.4 million intangible asset (including the gross-up effect related to deferred taxes) related to acquired technology which it will amortize to cost of goods sold over four years, the estimated life of the technology. The company now expects that products based on this technology will not begin to contribute material revenues until fiscal year 2007. Because GAAP requires that the intangible asset be amortized commencing immediately upon acquisition, the amortization during fiscal year 2006 will result in negative or weak gross profit for the product line and a depression of the company’s overall gross margin.  During the product introduction ramp-up expected to occur through fiscal year 2007, management will evaluate the performance of this new product line excluding the amortization charge, and allocate resources based on such evaluation.  The company therefore believes that the non-GAAP results provide useful information to investors concerning Overland’s operating results, and permit a more meaningful comparison to historical financial results, which did not include these amortization charges or write-offs of in-process R&D. The company considered the capital costs of the acquisition when it modeled the expected benefits, and management expects that the results of its product implementation strategy will be appropriately reflected in GAAP results by the end of fiscal year 2006. Accordingly, the company intends to discontinue reporting non-GAAP results relating to this acquisition beginning in fiscal 2008.

Reconciliations of GAAP net loss to non-GAAP net loss and GAAP to non-GAAP per share results are provided in a table immediately following the Non-GAAP Consolidated Statements of Operations. Although management believes the above non-GAAP financial measures enhance investors’ understanding of the company’s business and performance, these non-GAAP financial measures are inherently limited in that they exclude certain costs which are required to be included in a GAAP presentation, and do not therefore present the full measure of the company’s recorded costs against its revenues. Accordingly, these non-GAAP results should be considered together with GAAP results, rather than as an alternative to GAAP basis financial measures.

About Overland Storage

Now in its 25th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS SERIES™ of protected primary storage appliances; the REO SERIES™ of disk-based backup and recovery appliances; and the NEO SERIES® of tape libraries. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “estimates,” expects,” “projects,” plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include risks and uncertainties associated with the company’s acquisition of Zetta Systems, Inc., including possible integration difficulties and successful execution of the business plan related to the acquisition; possible delays in new product introductions and shipments by the company including the new ULTAMUS line and the new tape automation platform currently under development, including versions subject to the company’s new OEM contracts; possible delays in enhancements to the company’s REO line; market acceptance of the company’s new product offerings; the timing and market acceptance of new product introductions by competitors; the speed at which HP transitions from the products it currently buys from the company to its next-generation products to be purchased from another vendor; delays, unbudgeted expenses, inefficiencies and production problems that may result from the transition of manufacturing to Sanmina-SCI; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, ULTAMUS SERIES, REO SERIES and NEO SERIES are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing second fiscal quarter 2006 results will be held beginning at 9:30 a.m. EST, Jan. 26, 2006, and will be posted at www.overlandstorage.com. Please provide adequate time to log on. Following the broadcast, the conference call will be archived for future access on Overland’s Web site.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com

858-571-5555

# # #

- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net revenues	$60,638	$62,525	$119,140	$122,051
Cost of revenues	47,560	44,707	92,643	88,216
Gross profit	13,078	17,818	26,497	33,835

Operating expenses:
Sales and marketing	10,066	8,901	19,430	16,713
Research and development	4,173	2,465	8,597	5,394
General and administrative	3,702	2,908	7,710	5,520
In-process research and development	—	—	1,121	—
Total expenses	17,941	14,274	36,858	27,627

Operating (loss) income	(4,863)	3,544	(10,361)	6,208
Interest income, net	717	359	1,275	633
Other income (expense), net	30	18	(14)	87
(Loss) income before income taxes	(4,116)	3,921	(9,100)	6,928
Income tax (benefit) expense	(1,212)	1,318	(3,296)	2,425
Net (loss) income	$(2,904)	$2,603	$(5,804)	$4,503

(Loss) earnings per share:
Basic	$(0.21)	$0.19	$(0.41)	$0.33
Diluted	$(0.21)	$0.18	$(0.41)	$0.31

Shares used in computing (loss) earnings per share:
Basic	13,932	13,830	13,989	13,782
Diluted	13,932	14,518	13,989	14,375

OVERLAND STORAGE, INC.

NON GAAP CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net revenues	$60,638	$62,525	$119,140	$122,051
Cost of revenues	46,171	44,707	90,990	88,216
Gross profit	14,467	17,818	28,150	33,835

Operating expenses:
Sales and marketing	10,066	8,901	19,430	16,713
Research and development	4,173	2,465	8,597	5,394
General and administrative	3,702	2,908	7,710	5,520
In-process research and development	—	—	—	—
Total expenses	17,941	14,274	35,737	27,627

Operating (loss) income	(3,474)	3,544	(7,587)	6,208
Interest income, net	717	359	1,275	633
Other (expense) income, net	30	18	(14)	87
(Loss) income before income taxes	(2,727)	3,921	(6,326)	6,928
Income tax (benefit) expense	(873)	1,318	(2,764)	2,425
Net (loss) income	$(1,854)	$2,603	$(3,562)	$4,503

(Loss) earnings per share:
Basic	$(0.13)	$0.19	$(0.25)	$0.33
Diluted	$(0.13)	$0.18	$(0.25)	$0.31

Shares used in computing (loss) earnings per share:
Basic	13,932	13,830	13,989	13,782
Diluted	13,932	14,518	13,989	14,375

A reconciliation between net (loss) income on a GAAP basis and non GAAP net (loss) income is as follows:

GAAP net (loss) income	$(2,904)	$2,603	$(5,804)	$4,503
Outsource manufacturing transition costs	617	—	367	—
In-process research and development	—	—	1,121	—
Amortization of Zetta purchased intangible assets	772	—	1,286	—
Income tax effect	(339)	—	(532)	—
Non GAAP net (loss) income	$(1,854)	$2,603	$(3,562)	$4,503

A reconciliation between diluted (loss) earnings per share on a GAAP basis and non GAAP diluted (loss) earnings per share is as follows:

GAAP net (loss) income	$(0.21)	$0.18	$(0.41)	$0.31
Outsource manufacturing transition costs	0.04	—	0.03	—
In-process research and development	—	—	0.08	—
Amortization of Zetta purchased intangible assets	0.06	—	0.09	—
Income tax effect	(0.02)	—	(0.04)	—
Non GAAP net (loss) income	$(0.13)	$0.18	$(0.25)	$0.31

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	December 31,	June 30,
	2005	2005
	(unaudited)
ASSETS
Cash and equivalents	$4,529	$5,498
Short term investments	65,677	71,389
Accounts receivable, net	41,758	37,703
Inventories	15,420	19,108
Other current assets	13,999	15,197
Total current assets	141,383	148,895
Property, plant and equipment, net	9,147	8,758
Other assets	17,581	6,901
Total assets	$168,111	$164,554

LIABILITIES & EQUITY
Current liabilities	$46,022	$38,532
Long-term liabilities	8,541	4,528
Shareholders’ equity	113,548	121,494
Total liabilities and equity	$168,111	$164,554